Exhibit 99.1

1180 Veterans Blvd. South San Francisco, CA 94080 Main Phone: 650.624.1100 FAX: 650.624.1101 http://www.rigel.com

Rigel Announces Third Quarter 2009 Financial Results

SOUTH SAN FRANCISCO, Calif., November 3, 2009 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the third quarter and nine months ended September 30, 2009.

For the third quarter of 2009, Rigel reported a net loss of $26.7 million, or $0.70 per share, compared to a net loss of $37.7 million, or $1.03 per share, in the third quarter of 2008. Weighted average shares outstanding for the third quarters of 2009 and 2008 were 38.1 million and 36.6 million, respectively.

Rigel reported total operating expenses of $26.7 million in the third quarter of 2009, compared to $38.7 million in the third quarter of 2008. The decrease in operating expenses was primarily due to the completion of two Phase 2b clinical trials (TASKi2 and TASKi3) in July, a decrease in stock-based compensation expense, and cost savings resulting from our restructuring implemented in the first quarter of 2009. Stock-based compensation expenses decreased from $6.0 million in the third quarter of 2008 to $3.5 million in the third quarter of 2009, primarily due to a higher valuation of options granted in the first quarter of 2008 and full expense recognition of the majority of those options by the end of 2008.

For the nine months ended September 30, 2009, Rigel reported a net loss of $86.5 million, or $2.32 per share, compared to a net loss of $99.0 million in the first nine months of 2008, or $2.76 per share.

As of September 30, 2009, Rigel had cash, cash equivalents and available for sale securities of $156.1 million, compared to $134.5 million as of December 31, 2008. In September 2009, Rigel completed a public offering in which it sold 14,950,000 shares of common stock at a public offering price of $7.25 per share. The aggregate net proceeds of the offering were approximately $101.5 million after deducting underwriting discounts and commissions, and offering expenses.

R788 in RA Clinical Update

Last week, Rigel met with representatives of the U.S. Food and Drug Administration (FDA) to discuss the clinical profile of R788, and Rigel’s proposed Phase 3 development plan for patients with rheumatoid arthritis.  As a result of that meeting, Rigel expects to move forward with the plan it proposed to the FDA, including the initiation of a Phase 3 trial in the first half of 2010, pending the completion of a collaboration agreement.  Rigel plans to interact with representatives of the European Medicines Agency (EMEA) by the end of 2009 to discuss the European approval requirements.

“Our recent successful public offering following the completion of our Phase 2b trials indicates that interest in our clinical programs, and R788 in particular, remains strong,” said James M. Gower, chairman and chief executive officer of Rigel.  “We still expect to enter into a corporate collaboration agreement before initiation of our planned Phase 3 trial of R788 in rheumatoid arthritis patients in the first half of 2010,” he added.

About Rigel

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases and metabolic diseases. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. Rigel has product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis, thrombocytopenia and asthma, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue further clinical development of R788 and the timing thereof and Rigel’s ability to enter into a corporate collaboration agreement with respect to R788 on the anticipated timing, or at all. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “expect,” plan,” will,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based upon Rigel’s current expectations and involve risks and uncertainties. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks associated with the timing and success of clinical trials and the commercialization of product candidates, potential problems that may arise in the research and development and approval process and risks associated with Rigel’s ability to enter into a collaboration agreement with respect to R788 and reliance on a corporate partner, as well as other risks detailed from time to time in Rigel’s filings with the SEC, including under the heading “Risk Factors” in the prospectus supplement related to Rigel’s recent public offering filed with the Securities and Exchange Commission on September 17, 2009. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard

Phone: 650.624.1284

Email: invrel@rigel.com

Contact: Raul R. Rodriguez

Phone: 650.624.1302

Email: invrel@rigel.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues:
Contract revenues	$—	$—	$—	$—

Operating expenses:
Research and development (see Note A)	21,082	31,232	70,568	81,268
General and administrative (see Note A)	5,573	7,450	15,226	21,436
Restructuring charges (see Note A)	—	—	1,141	—
Total operating expenses	26,655	38,682	86,935	102,704
Loss from operations	(26,655)	(38,682)	(86,935)	(102,704)
Interest income, net	4	991	388	3,722
Loss before income taxes	(26,651)	(37,691)	(86,547)	(98,982)
Income tax benefit	—	—	93	—
Net loss	$(26,651)	$(37,691)	$(86,454)	$(98,982)
Net loss per share, basic and diluted	$(0.70)	$(1.03)	$(2.32)	$(2.76)
Weighted average shares used in computing net loss per share, basic and diluted	38,135	36,581	37,185	35,837

Note A

Stock-based compensation expense included in:
Research and development	$2,356	$3,035	$6,309	$9,229
General and administrative	1,176	3,001	3,226	8,572
Restructuring charges	—	—	122	—
	$3,532	$6,036	$9,657	$17,801

SUMMARY BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2009	2008(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$156,078	$134,477
Total assets	164,295	143,858
Stockholders’ equity	130,308	104,165

(1)	Derived from audited financial statements